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                                                                       EXHIBIT 3


                    CERTIFICATE OF AMENDMENT OF INCORPORATION
                                       OF
                              EYE TECHNOLOGY, INC.


          Eye Technology, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation") DOES HEREBY CERTIFY:

          1. That ARTICLE FIRST of the Certificate of Incorporation of the Corporation is amended by deleting it in its entirety and inserting in lieu thereof:

             FIRST: The name of the corporation (hereinafter called the "Corporation") is

                        STAR SCIENTIFIC, INC.

          2. That ARTICLE FOURTH of the Certificate of Incorporation of the Corporation is amended by deleting the first sentence thereof in its entirety and inserting in lieu thereof:

             The total number of shares of stock which the Corporation has the authority to issue is One Hundred Million (100,000,000) shares of Common Stock having a par value of one cent ($.01) per share (hereinafter called "Common Stock") and One Hundred Thousand (100,000) shares of Preferred Stock having a par value of one cent ($.01) per share (hereinafter called "Preferred Stock"), making a total of One Hundred Million One Hundred Thousand (100,100,000) shares of stock.

          3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          Signed and attested to on December 15, 1998.

                                        EYE TECHNOLOGY, INC.


                                        By: /s/ Malcolm L. Bailey
                                           -----------------------------------
                                            Malcolm L. Bailey, President

ATTEST:



   /s/ James McNulty
----------------------------------
James McNulty, Assistant Secretary